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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Veridian Corporation:

We consent to incorporation by reference in the previously filed registration statement (No. 333-99701) on Form S-8 of Veridian Corporation of our report dated June 30, 2003, relating to the statements of net assets available for benefits of the Veridian Retirement Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2002 Form 11-K of the Veridian Retirement Savings Plan.


/s/ KPMG LLP


McLean, VA
July 8, 2003